Exhibit 2.2

                                    AMENDMENT


         AMENDMENT NO. 1 dated as of January 21, 1998 (this "Amendment") to the Agreement and Plan of Merger dated as of October 5, 1997 (the "Agreement") among Federal Express Corporation ("Buyer"), Caliber System, Inc. (the "Company"), FDX Corporation (formerly known as Fast Holding Inc.) ("Parent"), Fast Merger Sub Inc. and Tires Merger Sub Inc.

                               W I T N E S S E T H

         WHEREAS, pursuant to Section 10.03 of the Agreement, the Agreement may be amended by the Company, Buyer and Parent; and

         WHEREAS, the parties desire to amend the Agreement in the manner set forth below;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 1.05 of the Agreement is hereby amended and restated to read in its entirety as follows:

                  "SECTION 1.05. The Merger Date. As soon as practicable (but in no event more than two business days) after the satisfaction or, to the extent permitted hereunder or under applicable law, waiver of all conditions to each of the Mergers, (a) the Company shall file the certificate of merger required to effect the Tires Sub Merger (the "Company Certificate of Merger") with the Ohio Secretary of State and make all other filings or recordings required by the Ohio Law in connection with the Tires Sub Merger, (b) Buyer shall file a copy of this Agreement with the Delaware Secretary of State and make all other filings or recordings required by the Delaware Law in connection with the Buyer Sub Merger, and (c) the Mergers shall become effective as of 5 p.m., Eastern Standard Time on the date on which the filings contemplated by clauses (a) and (b) hereof shall be made, it being understood that the Buyer Sub Merger shall become effective immediately prior to the Tires Sub Merger in accordance with the terms of such Company Certificate of Merger and this Agreement (such time and date are referred to as the "Merger Date"). Notwithstanding the first sentence of this Section 1.05, the Merger Date shall occur no earlier than ten days after the date on which the shareholders of the Company shall have approved the Tires Sub Merger and, in any event, no earlier than January 2, 1998."

         2. Section 2.01(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

                  "(b) The certificate of incorporation of Buyer in effect immediately prior to the Merger Date shall be amended in the Buyer Sub Merger as of the Merger Date as set forth in Annex A hereto, and as so amended, shall be the certificate of incorporation of the Buyer Surviving Corporation. The bylaws of Buyer in effect immediately prior to the Merger Date shall be the bylaws of the Buyer Surviving Corporation. The Buyer Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of Buyer and Buyer Merger Sub, all of the properties and assets of and all of the debts of Buyer and Buyer Merger Sub, choses in action and other interests due or belonging to Buyer and Buyer for, all of the debts, liabilities and duties of Buyer and Buyer Merger Sub with the effect set forth in the Delaware Law."

         3. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to principles of conflicts of law).

         4. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement as amended by this Amendment. Each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended by this Amendment.

         5. This Amendment may be executed in any number of counterparts, each of which shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.



                                    FEDERAL EXPRESS CORPORATION


                                    By:   /s/ Kenneth R. Masterson
                                       -----------------------------------------
                                       Name: Kenneth R. Masterson
                                       Title: Executive Vice President, General
                                            Counsel and Secretary


                                    FDX CORPORATION


                                    By:  /s/ Scott E. Hansen
                                       -----------------------------------------
                                       Name: Scott E. Hansen
                                       Title: Vice President


                                    FAST MERGER SUB INC.


                                    By: /s/ Scott E. Hansen
                                       -----------------------------------------
                                       Name: Scott E. Hansen
                                       Title: Vice President


                                    TIRES MERGER SUB INC.


                                    By: /s/ Scott E. Hansen
                                       -----------------------------------------
                                       Name: Scott E. Hansen
                                       Title: Vice President


                                    CALIBER SYSTEM, INC.


                                    By: /s/ Daniel J. Sullivan
                                       -----------------------------------------
                                       Name: Daniel J. Sullivan
                                       Title: Chairman, President and Chief
                                                Executive Officer



                                                                    ANNEX A


                                AMENDMENT TO THE

                         CERTIFICATE OF INCORPORATION OF

                           FEDERAL EXPRESS CORPORATION


                                    * * * * *

         As of the Merger Date, the Certificate of Incorporation of Federal Express Corporation shall be amended as follows:

         1. The first paragraph of ARTICLE FOURTH is hereby amended and restated to read in its entirety as follows:

                  "ARTICLE FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 2,000 shares consisting of 1,000 shares of Series Preferred Stock, no par value (herein called the "Series Preferred Stock"), and 1,000 shares of Common Stock, par value $0.10 per share (herein called the "Common Stock")."

         2. A new ARTICLE FOURTEENTH is hereby added to read in its entirety:

                  "ARTICLE FOURTEENTH: Any act or transaction by or involving the Corporation that requires for its adoption under Chapter 251 of the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of FDX Corporation (or any successor by merger), by the same vote as is required by Chapter 251 of the General Corporation Law of the State of Delaware and/or by this certificate of incorporation."

         Except as provided above, the Certificate of Incorporation of Federal Express Corporation shall remain in full force and effect.